As filed with the Securities and Exchange Commission on August 2, 1999
                                                     Registration No.  333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ARDENT SOFTWARE, INC.

             (Exact name of registrant as specified in its charter)

        DELAWARE                                             No. 04-2818132
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021
                                 (508) 366-3888

                                  PETER GYENES
                              ARDENT SOFTWARE, INC.
                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021
                                 (508) 366-3888

            (Name, Address and Telephone Number of Agent for Service)

                                    COPY TO:

              JAMES K. WALSH, ESQ.                RICHARD N. HOEHN, ESQ.
              ARDENT SOFTWARE, INC.               CHOATE, HALL & STEWART
              50 WASHINGTON STREET            EXCHANGE PLACE, 53 STATE STREET
             WESTBORO, MA 01581-1021                 BOSTON, MA 02109
                 (508) 366-3888                       (617) 248-5000


    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following
box. [   ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] ______________

         If this Form is a post-effective amendment filed pursuant to a Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [   ]

         If any class of securities is to be concurrently registered on this Form pursuant to Section 12(b) of the Securities Exchange Act of 1934 pursuant
to General Instruction V, please check the following box. [   ]


                         CALCULATION OF REGISTRATION FEE

============================= ================ ==================== =========== ==================
                                                                     PROPOSED
                                                                     MAXIMUM
                                                PROPOSED MAXIMUM     AGGREGATE
   TITLE OF EACH CLASS OF       AMOUNT TO BE    OFFERING PRICE PER   OFFERING        AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED          SHARE (1)       PRICE (1)   REGISTRATION FEE
----------------------------- ---------------- -------------------- ----------- ------------------
        Common Stock,
       $.01 par value          114,151 shares        $23.85          $2,722,502      $756.87
============================= ================ ==================== =========== ==================


     (1) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on July 29, 1999 as reported on the Nasdaq National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                                 114,151 SHARES

                              ARDENT SOFTWARE, INC.

                                  COMMON STOCK




       This prospectus is part of a registration statement that covers 114,151 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders. We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $4,257.

       The common shares are traded on the Nasdaq Stock Market under the symbol ARDT. The average of the high and low prices of the common shares as reported on the Nasdaq Stock Market on July 29, 1999 was $23.85 per common share.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                The date of this prospectus is August __, 1999.

                                TABLE OF CONTENTS


THE COMPANY....................................................................2

USE OF PROCEEDS................................................................2

SELLING SHAREHOLDER AND PLAN OF DISTRIBUTION...................................3

LEGAL MATTERS..................................................................5

WHERE YOU CAN FIND MORE INFORMATION............................................5

RISK FACTORS...................................................................6

       You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

       The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

       You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.


                                   THE COMPANY

       The Company's principal executive offices are located at 50 Washington Street, Westboro, Massachusetts 01581, and its telephone number is (508) 366-3888. The Company was incorporated in Delaware in 1984.


                                 USE OF PROCEEDS

       All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholder offering and selling its shares. We will not receive any proceeds from the sale of the common shares by the selling shareholder.

                  SELLING SHAREHOLDER AND PLAN OF DISTRIBUTION

       All of the common shares registered for sale under this prospectus are reserved for issuance upon the exercise of warrants. Upon the exercise of those warrants, the common shares will be owned immediately after exercise by Insinger Nominees Jersey Limited (the "selling shareholder").

       Several individuals owned warrants to purchase the Class A common stock of Unidata, Inc. On February 10, 1998, Unidata merged into Ardent, exchanging all of Unidata's common stock for Ardent's common stock at a prescribed exchange ratio. Ardent also assumed the obligation to issue stock under the warrants, which are now exercisable for 114,151 shares of Ardent's common stock after applying the same exchange ratio. The individuals owning the warrants transferred them to the selling shareholder. The selling shareholder exercised the warrants for Ardent common stock. The shares held by the selling shareholder are less than one half percent (0.5%) of Ardent's outstanding stock. The selling shareholder has never had a material relationship with Ardent.

       Ardent is registering the common shares covered by this prospectus for the selling shareholder. As used in this prospectus, "selling shareholder" includes the pledgees, donees, transferees or others who may later hold the selling shareholder's interests. Ardent will pay the costs and fees of registering the common shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

       The selling shareholder may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholder may sell some or all of its common shares through:

       - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

       - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

       - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

       When selling the common shares, the selling shareholder may enter into hedging transactions. For example, the selling shareholder may:

       - enter into transactions involving short sales of the common shares by broker-dealers;

       - sell common shares short themselves and redeliver such shares to close out their short positions;

       - enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

       - loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

       The selling shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholder may allow other broker-dealers to participate in resales. However, the selling shareholder and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

       In addition to selling its common shares under this prospectus, the selling shareholder may:

       - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

       - transfer its common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

       - sell its common shares under Rule 144 of the 1933 Act or Regulation S rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Regulation S, respectively.

                                  LEGAL MATTERS

       For purposes of this offering, Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, is giving its opinion on the validity of the common shares. Richard N. Hoehn, a partner of Choate, Hall & Stewart, is the Secretary of the Company.


                       WHERE YOU CAN FIND MORE INFORMATION

       Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.ardentsoftware.com.

       Stock Market. The common shares are traded as "National Market Securities" on The Nasdaq National Market. Material filed by Ardent can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C.
20006.

       Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

       We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

       - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

       - our interim report on Form 10-Q for the fiscal quarter ended March 30, 1999;

       - an S-4 registration statement relating to securities issued as part of the merger of Prism Solutions, Inc. into Ardent, filed with the SEC on April 5, 1999;

       - the description of our Common Stock contained in our registration statement on Form 8- A filed with the SEC on April 8, 1992, including any amendments or reports filed for the purpose of updating such description;

       - the description of the Junior Preferred Stock Purchase Rights attached to each share of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on July 29, 1996, including any amendments or reports filed for the purpose of updating such description.


       You may request free copies of these filings by writing or telephoning us at the following address:

       General Counsel
       Ardent Software, Inc.
       50 Washington Street
       Westboro, Massachusetts 01581

       (508) 366-3888
       email: james.walsh@ardentsoftware.com

       You may also review and/or download free copies of items 1, 2 and 3 at our web site at http://www.ardentsoftware.com.


                                  RISK FACTORS

       If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the risk factors contained in our SEC filings and the other information to which we have referred you.

================================================================================

       ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------







================================================================================




================================================================================




                                 114,151 SHARES

                                     ARDENT
                                 SOFTWARE, INC.

                                  COMMON STOCK




                      ------------------------------------

                                   PROSPECTUS
                                August __, 1999

                      ------------------------------------








================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The expenses relating to the registration of shares will be borne by the registrant. Such expenses are estimated to be as follows:


         Securities and Exchange Commission Registration Fee.... $  757
                                                                 ------
         Legal Fees and Expenses................................  2,500
                                                                 ------
         Accountants' Fees and Expenses ........................  1,000
                                                                 ------

                Total........................................... $4,257
                                                                 ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and for amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article X of the Company's Second Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify each of its directors and officers against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in respect of any action, suit, or proceeding in which such director or officer may be involved or with which he may be threatened while in office or thereafter, by reason of his or her actions or omissions in connection with services to the Company, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit, or proceeding.

         Under Section 8 of the Agreement to Register Shares (the "Agreement") dated as of July 8, 1999 by and among the selling shareholders and the Company, the selling shareholders are obligated, under specified circumstances, to indemnify directors and officers of the Company against related liabilities, including liabilities under the Securities Act.


ITEM 16.  EXHIBITS

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with any of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westboro, The Commonwealth of Massachusetts on July 20, 1999.


                                    Ardent Software, Inc.
                                    (Issuer and Employer)

                                    By: /s/ Peter Gyenes
                                        ----------------------------------------
                                        Peter Gyenes, President, Chief Executive
                                    Officer and Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter Gyenes, James K. Walsh, and Richard
N. Hoehn, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of July 20, 1999 by the following persons in the capacities indicated.

NAME                       CAPACITY
----                       --------


  /s/ Peter Gyenes          Chief Executive Officer
------------------------    and Director
Peter Gyenes                (Principal Executive Officer)


  /s/ Charles F. Kane       Executive Vice President and Chief
------------------------    Financial Officer (Principal Financial
Charles F. Kane             and Accounting Officer)


  /s/ David W. Brunel       Director
------------------------
David W. Brunel

  /s/ Robert G. Claussen    Director
------------------------
Robert G. Claussen

  /s/ Martin T. Hart        Director
------------------------
Martin T. Hart

  /s/ Robert M. Morrill     Director
------------------------
Robert M. Morrill

                                INDEX TO EXHIBITS
                                -----------------

EXHIBIT NUMBER                                                          PAGE NO.
--------------                                                          --------


     4.1       Articles IV, V, VII, and VIII of the Second                 *
               Restated Certificate of Incorporation of the Registrant

     4.2       Articles II, III, IV, V, VI, VII, VIII, and XX of the       **
               Registrant's By-Laws, as amended

     5.1 Opinion of Choate, Hall & Stewart as to validity of shares being registered and Consent.

     23.1      Consent of Deloitte & Touche LLP.

     23.2      Consent of PricewaterhouseCoopers LLP.

     23.3      Consent of Choate, Hall & Stewart
               (included in Exhibit 5.1).

     24.1      Power of Attorney (included in page II-5).

------------------
* Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed with the Commission on March 19, 1992, Registration No. 33-46533.
** Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 filed with the Commission on March 19, 1992, Registration No. 33-46533.